Exhibit 99.1

Phillips 66 Partners Declares
Quarterly Cash Distribution

HOUSTON, Oct. 20, 2020 - Phillips 66 Partners LP (NYSE: PSXP) announces that the board of directors of its general partner declared a third-quarter 2020 cash distribution of $0.875 per common unit, or $3.50 per unit on an annualized basis. This represents a 1% increase compared to the third-quarter 2019 distribution. The quarterly distribution is payable Nov. 13, 2020, to unitholders of record as of Oct. 30, 2020.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids pipelines, terminals and other midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors)
832-765-2297
jeff.dietert@p66.com

or

Shannon Holy (investors)
832-765-2297
shannon.m.holy@p66.com

or

Joe Gannon (media)
855-841-2368
joe.gannon@p66.com

TAX CONSIDERATIONS

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of Phillips 66 Partners LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Phillips 66 Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not Phillips 66 Partners LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.